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                                   Exhibit 21


Affiliated Home Care of Westchester, Inc. - a New York Corporation
U.S. HomeCare Corporation of Northern Westchester - a New York Corporation
U.S. HomeCare Corporation of Manhattan - a New York Corporation
U.S. HomeCare Corporation of the Bronx - a New York Corporation
U.S. HomeCare Certified Corporation of New York - a New York Corporation
U.S. HomeCare Corporation of Albany - a New York Corporation
U.S. HomeCare Infusion Therapy Services Corporation of New Jersey - a New Jersey
 Corporation
U.S. HomeCare Corporation of Connecticut - a Connecticut Corporation
U.S. HomeCare Certified Corporation of Connecticut - a Connecticut Corporation U.S. HomeCare Corporation of Pennsylvania - a Pennsylvania Corporation
U.S. HomeCare Certified Corporation of Pennsylvania - a Pennsylvania Corporation U.S. HomeCare Infusion Therapy Products Corporation - a New York Corporation U.S. HomeCare Capital Corp. - a New York Corporation